Exhibit 5.5

[McDonald Carano Letterhead]

June 8, 2017

TRI Pointe Group, Inc.

19540 Jamboree Road, Suite 300

Irvine, CA 92612

Ladies and Gentlemen:

We have acted as special Nevada counsel to Pardee Homes of Nevada, a Nevada corporation (the “Nevada Guarantor”), an indirect wholly-owned subsidiary of TRI Pointe Group, Inc., a Delaware corporation (the “Company”), in connection with the public offering by the Company of $300,000,000 aggregate principal amount of 5.25% Senior Notes due 2027 (the “Notes”), including the guarantees thereof (the “Guarantees”), set forth in the Indenture (as defined below) by the subsidiaries of the Company named therein, including the Nevada Guarantor (the “Guarantors”). The Notes and the Guarantees are being issued under that certain Indenture dated May 23, 2016 (the “Base Indenture”) by and between the Company and U.S. Bank National Association, as trustee (the “Trustee”), as supplemented and amended by the Second Supplemental Indenture dated June 8, 2017 (the “Supplemental Indenture,” and together with the Base Indenture, the “Indenture”), by and among the Company, the Guarantors and the Trustee. The Company and the Guarantors executed and filed a registration statement on Form S-3 with the Securities and Exchange Commission (the “Commission”) on May 23, 2016, as amended by that certain prospectus supplement filed with the Commission on June 6, 2017 (the “Registration Statement”), relating to the issuance and sale by the Company and the Guarantors of the Notes and the Guarantees, as applicable. The Company and the Guarantors entered into an underwriting agreement dated June 5, 2017 (the “Underwriting Agreement”) with J.P. Morgan Securities LLC, as representative of the underwriters named in Schedule I thereof, relating to the issuance and sale by the Company and the Guarantors of the Notes and the Guarantees, as applicable.

In connection with the opinion set forth below, we have examined originals or copies certified to us by an officer of the Company of (i) the Registration Statement; (ii) the Base Indenture; (iii) the Supplemental Indenture; (iv) the global certificate evidencing the Notes, including the notation of guarantee (the “Note Certificate”); (v) the Underwriting Agreement; (vi) the articles of organization and bylaws of the Nevada Guarantor (the “Organizational Documents”); (vii) a certificate of good standing and existence for the Nevada Guarantor issued by the Nevada Secretary of State dated as of June 7, 2017; and (viii) certain resolutions of the directors of the Nevada Guarantor dated June 2, 2017 authorizing, among other things, the issuance of the Guarantees. We also have made such investigations of law and examined originals or copies of such other documents and records as we have deemed necessary and relevant as a basis for the opinion hereinafter expressed. With your approval, we have relied as to certain matters on information and certificates obtained from public officials, officers of the Nevada Guarantor and other sources believed by us to be responsible. In the course of the foregoing investigations and examinations, we have assumed (i) the genuineness of all signatures

Tri Pointe Group, Inc.

June 8, 2017

on, and the authenticity of, all documents and records submitted to us as originals and the conformity to original documents and records of all documents and records submitted to us as copies, (ii) the truthfulness of all statements of fact set forth in the documents and records examined by us and (iii) the legal capacity and competency of all natural persons. As used herein, “Transaction Agreements” means the Note Certificate, the Base Indenture, the Supplemental Indenture and the Underwriting Agreement.

Based upon the foregoing and subject to the qualifications, limitations and assumptions set forth herein, and having due regard for such legal considerations as we deem relevant, we are of the opinion that:

1.	The Nevada Guarantor is a validly existing corporation in good standing under the laws of the State of Nevada.

2.	The Nevada Guarantor has the requisite corporate power and authority to execute, deliver and perform all of its obligations under the Transaction Agreements to which such Nevada Guarantor is a party.

3.	Each of the Transaction Documents to which the Nevada Guarantor is a party has been duly authorized, executed and delivered by all requisite corporate action on the part of the Nevada Guarantor.

For the purposes of this opinion letter, we have assumed that, at the time of the issuance, sale and delivery of the Notes and the Guarantees: (i) the Registration Statement and any supplements and amendments thereto are effective and comply with all applicable laws; (ii) the Notes and the Guarantees were issued and sold in the manner stated in the Registration Statement and the prospectus supplement relating thereto; (iii) the Transaction Documents are valid instruments, enforceable against the parties thereto, other than the Nevada Guarantor, in accordance with their terms and applicable laws; (iv) the performance, execution and delivery by the Nevada Guarantor of the Indenture and the issuance of the Guarantees by the Nevada Guarantor does not (A) result in a default under or breach of any agreement or instrument binding upon the Nevada Guarantor, or any order, judgment or decree of any court or governmental authority applicable to the Nevada Guarantor, or (B) require any authorization, approval or other action by, or notice to or filing with, any court or governmental authority (other than such authorizations, approvals, actions, notices or filings which shall have been obtained or made, as the case may be, and which shall be in full force and effect).

The opinions expressed herein are limited to the laws of the State of Nevada and we express no opinion as to the laws of any other jurisdiction (including the federal laws of the United States of America), or the local laws, ordinances or rules of any municipality, county or political subdivision of the State of Nevada, or the effect any such laws may have on the matters set forth herein, nor do we express any opinion as to the validity, enforceability or scope of, or limitations on, any provisions relating to rights to indemnification or contribution. No opinions are expressed herein as to matters governed by laws pertaining to the Nevada Guarantor solely because of the business activities of such entity which are not applicable to business entities generally. The opinions expressed herein are limited to the matters stated herein, and no opinions are implied or may be inferred beyond the matters expressly stated herein. In no way limiting the generality of the foregoing, we express no opinion concerning the enforceability of the Indenture, the Notes or the Guarantees.

Tri Pointe Group, Inc.

June 8, 2017

This letter is limited to the specific issues addressed herein, and no opinion may be inferred or implied beyond that expressly stated herein. This letter speaks only as of the date hereof. We assume no obligation to revise or supplement this letter should the presently applicable laws be changed by legislative action, judicial decision or otherwise.

Our opinions are furnished solely with regard to the Registration Statement pursuant to Item 16 of Form S-3 and in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act, may be relied upon by you and by persons entitled to rely upon them pursuant to the applicable provisions of the Securities Act but, except as set forth in the next paragraph, may not otherwise be used, quoted or referred to by or filed with any other person or entity without prior written permission.

We hereby consent to the filing of this opinion with the Commission as an exhibit to the Company’s Current Report on Form 8-K being filed on the date hereof and incorporated by reference into the Registration Statement pursuant to Item 16 of Form S-3 and in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act. In giving such consents, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder.

Very truly yours,

/s/ McDonald Carano LLP